Exhibit (j)(1)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 103 to Registration Statement No. 002-41839 on Form N-1A of our report dated May 23, 2007 relating to the financial statements and financial highlights of Fidelity Commonwealth Trust, including Fidelity Strategic Real Return Fund (currently a fund of Fidelity Fixed-Income Trust), appearing in the Semiannual Report on Form N-CSR of Fidelity Commonwealth Trust for the year ended March 31, 2007 and to the references to us under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP Deloitte & Touche LLP
Boston, Massachusetts
June 26, 2007